Exhibit 10.1

EXCLUSIVE ENERGY DRINK DISTRIBUTION AGREEMENT

Dated as of September 8, 2021

This Exclusive Energy Drink Distribution Agreement (this “Agreement”) is entered into on the date first set forth above (the “Effective Date”) by and between Advanced, LLC, a Minnesota limited liability company (“Advanced”) and Simplicity Esports and Gaming Inc., a Delaware corporation (“Simplicity”). Advanced and Simplicity may collectively be referred to herein as the “Parties” or may individually be referred to as “Party.”

WHEREAS, Advanced is engaged in the business of manufacturing certain products as listed on Exhibit A (the “Products”);

WHEREAS, Advanced has the ownership of certain brands and trademarks related to the Products (together with such other brands, trademarks and trademark rights that it may create or acquire rights to in the future, the “Brands”); and

WHEREAS, Simplicity has a network of wholly-owned, majority-owned, and franchised retail distribution outlets across the United States; and

WHEREAS, Simplicity desires to receive from Advanced, and Advanced desires to grant to Simplicity, the right to exclusively have made, sell, have sold, distribute and have distributed (collectively, “Distribute”) the Products to and through all channels of distribution on a nation- wide basis (as further described below) in accordance with the terms of this Agreement and to undertake such advertising and marketing as determined to be necessary by Simplicity in connection therewith and subject to the terms and conditions herein;

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements, covenants, representations, warranties and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Advanced and Simplicity hereby agree as follows:

Article I. Simplicity’s Rights; Obligations.

Section 1.01 Grant of Rights.

(a)	Exclusive within the Territory. Subject to the terms and conditions hereof:

(a)	Advanced hereby grants to Simplicity the exclusive right to Distribute the Products through retail channels of distribution in the Territory, which is defined as the fifty (50) mile radius around each Simplicity PLAYLive retail outlet, whether owed directly by Simplicity or through a Simplicity franchisee or other

Affiliate, which is an authorized distributor under this Agreement, as reflected on Exhibit B, which may be updated from time to time by agreement between the parties.

(i)

(as defined herein). In addition, without exclusivity, Simplicity may sell Advanced products online via its corporate websites. Advanced shall not modify the Products from their specifications as of the Effective Date, other than as required to remain in compliance with applicable law, or as agreed to by Advanced and Simplicity.

(ii)	Simplicity hereby agrees to exclusively promote, sell and make available for in- person sales in its retail outlets listed in Exhibit B, only energy drinks which are the Products, during the Term.

(b)	Non-Exclusive outside the Territory. The Parties acknowledge and agree that, outside of the Territory defined herein, each Party works with other salespersons and other distributors with respect to the sale and distribution of the Products and energy drinks, and that Simplicity’s rights hereunder to distribute the Products are not exclusive, other than as set forth herein. By way of example and not by way of limitation, Advanced reserves its rights to sell the Products through the Internet and other electronic distribution means, including but not limited to digital marketplaces such as Amazon, Ebay and Walmart, and Simplicity reserves the right to sell energy drinks and shakers in retails outlets of its own or franchises that are not listed on Exhibit B, which may be updated from time to time to include twelve (12) existing franchise locations, and directly compete with the Products. The addition of new locations to the agreement, in addition to the existing twenty-nine (29) in operation today will only occur by agreement between the parties.

Section 1.02 Pricing to Simplicity. The purchase price payable by Simplicity to Advanced for the Products exclusive of shipping costs (the “Purchase Price”) shall be the price as set forth in the “Advanced Distributor Price” column on Exhibit A.

(a)	The Purchase Price shall be a minimum of fifty percent (50%) off Manufacturer’s Suggested Retail Price (“MSRP”) for all supplements and thirty-five percent (35%) off for all shakers.

(b)	In the event that Advanced’s cost to manufacture any Product increases, Advanced shall have the right to periodically increase the Purchase Price for any Product upon not less than thirty (30) calendar days’ prior written notice to Simplicity, by delivering to Simplicity an updated Exhibit A reflecting such price adjustment together with reasonable written evidence of the increased costs to be paid by Simplicity, provided that the prior price shall apply to any Purchase Orders previously sent to Advanced, even if not fulfilled at such time. Advanced understands and acknowledges that any price increase will cause a corresponding price increase to any Customer. Advanced may also make periodic non-cost driven price increases with the prior written consent of Simplicity.

(c)	Notwithstanding the foregoing, in no event may Advanced cause the Purchase Price for any Product to be increased by more than ten percent (10%) in any calendar year without Simplicity’s prior written consent in Simplicity’s sole discretion. Advanced may elect, in its sole discretion, to offer decreased Purchase Prices or other discounted or promotional terms for Simplicity’s purchase of any Product from time to time.

Section 1.03 Purchase Orders. If Simplicity or any Simplicity Affiliate (as defined herein) elects to order Product(s), Simplicity shall issue a purchase order to Advanced in a form approved by Advanced (a “Purchase Order”) which contains the applicable Products, the quantity of each Product(s) desired, the desired shipment date (subject to any mutually agreed upon lead times), the price for each Product (pursuant to the terms of this Agreement), shipping terms, and any other information relevant to such purchase. Placement of a Purchase Order will not bind Advanced until the Purchase Order is accepted in writing by Advanced. Unless otherwise provided in the Purchase Order, Advanced shall be required to fulfill Purchase Orders within 21 days of acceptance, provided that Advanced will use its commercially reasonable efforts to fill all Purchase Order(s) as promptly as practicable following receipt thereof. Advanced will notify Simplicity in advance of any inability of Advanced to make full and timely delivery of a Purchase Order. Any provisions in a Purchase Order may not conflict with the provisions of this Agreement unless agreed to by both Parties as evidenced by each Party’s signature on such Purchase Order and, if so agreed, will control to the extent of any conflict between such terms and the applicable terms of this Agreement.

(a)	Minimum Purchase. Simplicity shall purchase at least $1,000 per month of Products for each retail sales outlet participating in this Agreement, as detailed in this Section. This purchase commitment is referenced hereafter as the “Minimum Monthly Purchase.”

(b)	For each month under the Term, each authorized retail sales outlet listed on Exhibit B shall issue, or have issued on its behalf, Purchase Orders for Products which aggregate to at least $1,000.

(c)	In the event Advanced is unable or unwilling to fulfill a Purchase Order issued by or through Simplicity, through no fault of Simplicity, the Purchase Order shall nevertheless count towards meeting Simplicity’s obligation to make the Minimum Monthly Purchase.

(d)	Any Product sold by Simplicity which, after the sale, is subject to rebate, recall or charge-back for any reason, whether caused by unacceptable quality; inappropriate shipping, handling or storage; marketing incentive, sample sale; or donation, shall nonetheless be counted towards meeting the Minimum Monthly Purchase, unless the parties expressly and mutually agree otherwise.

Section 1.04 Invoices. Advanced shall submit invoices to Simplicity for Products purchased hereunder. Payment on each such invoice shall be made by Simplicity to Advanced within fifteen (15) days of delivery of the Products by Advanced, unless there is a bona fide dispute over the Products or other arrangements are made between the Parties. If Simplicity fails to make any payment to Advanced when due, in addition to, and in no way limiting any other remedies which may be available, Advanced may defer additional shipments until Simplicity pays all overdue accounts, refuse to deliver any Products or other merchandise to Simplicity except on a “Cash On Delivery” basis, or refuse delivery altogether.

Simplicity will pay at time of PO for any products that are special order beyond current warehoused inventory at Advanced. I.E. custom flavor products or custom shakers.

Section 1.05 Distribution Fees Paid by Advanced to Simplicity. In consideration for Simplicity’s distribution and marketing know-how and resources, Advanced shall pay distribution fees in the amounts and at the times detailed in this Section.

(a)	Retail Outlet Access Fee. For each month under the Term, Advanced shall pay $1,000 for distribution of the Product through each retail outlet participating in this Agreement as listed on Exhibit B. This fee is referenced hereafter as the “Outlet Fee.”

(b)	The Outlet Fee shall be due without offset, demand or further notice by Simplicity.

(c)	Advanced shall pay Simplicity for the applicable pro-ration of any retail outlet joining after the beginning of a month.

(d)	Advanced shall tender each Outlet Fee to Simplicity in lump sum and in advance on a quarterly basis using the bank deposit advice attached at Exhibit C; provided, however, that the first Outlet Fee shall be in the amount of $51,000 and shall be tendered by Advanced within (3) three business days’ of notice received from Simplicity that all 17 retail outlets listed on Exhibit B are ready to launch sales of Products. Each subsequent Outlet Fee shall be tendered to Simplicity within thirty (30) days of the end of each quarter.

Section 1.06 Additional Agreements. In addition to the other provisions herein, the Parties agree that the following shall apply to the actions of the Parties hereunder:

(a)	Product Documentation and Production. Advanced will provide to Simplicity all necessary supporting documents details relating to the Products, including marketing and technical information concerning the Products, samples of brochures, instructional materials, advertising literature, and other Product data in the English language. In addition, Advanced shall promptly inform Simplicity of any new product developments that are competitive with the Products and shall tender other market information and competitive information as discovered from time to time. Promptly after the Effective Date, Advanced will begin production at least the Products listed on Exhibit A.

(b)	Shipping and Shipping Expenses. Advanced shall ship Products to Simplicity at Simplicity’s warehouse in Florida, or to other destinations as instructed by Simplicity from time to time. As between Simplicity and Advanced, Advanced shall be responsible for all shipping costs.

(c)	Marketing. Simplicity shall use best commercially reasonable efforts to promote the Products and maximize sales of the Products in the Territory. All trade marketing and advertising costs through Simplicity’s marketing channels shall be borne by Simplicity (other than such costs as specifically set forth herein as to be paid by Advanced).

(i)	Notwithstanding the forgoing, the Parties agree that they may agree in writing as to any other apportionment of extraordinary marketing and advertising costs between the Parties, such agreement to be given in the sole discretion of each Party. During the Term, the Parties shall coordinate and assist each other in good faith and as reasonably requested in efforts to promote and sell the Products, including but not limited by Advanced to its provision of reasonable quantities of free Product, support materials, and promotional literature, which shall be provided to Simplicity at no charge.

(ii)	Advanced will prominently advertise Simplicity and PLAYlive Nation retail locations on the Advanced website. A Simplicity specific partner affiliate sales code offering discounts to customers who purchase Advanced products online. Use of this code will provide consumers with ten percent (10%) off purchase price and will also offer a ten percent (10%), commission based on final sale price after discounts ; paid via PayPal only, to Simplicity.

(iii)	Advanced will use its best efforts to promote joint-branded marketing and shall bear the indirect costs it incurs in such efforts.

(iv)	Simplicity shall promote new Advanced products eligible to be listed as Products on Exhibit A, across all customer channels, including but not limited to e-mail marketing, on-site advertising, and social media promotion.

(v)	Advanced shall provide Simplicity, at Advanced’s costs, with any updates of Advanced’s packaging, instructions, manuals, catalogues and other printed materials (including, without limitation, advertising materials) relating to the Products, if any, within fifteen (15) calendar days of such printed materials becoming available for use.

(vi)	Advanced shall, at its cost, provide vinyls and pop-up displays promoting Products, for display in locations approved by Simplicity.

(vii)	The Parties will collaborate to develop an Advanced-branded workspace within a mutually-agreed upon Simplicity retail outlet listed on Exhibit B. Advanced will utilize this space for promotional purposes supporting its performance of this Agreement, and this space shall serve as a local workspace for Advanced’s Florida-based sales team.

(viii)	Advanced shall provide to Simplicity, quarterly updates on new product development and release schedules. Simplicity shall provide to Advanced, a monthly marketing report to support optimization of product development and joint marketing efforts.

(d)	Billing, Collection and Reporting. Simplicity shall be responsible for the billing of and collection risk related to all amounts owing to Simplicity by Simplicity’s Customer, sub-distributors, retailers, wholesalers, Affiliates and other vendors to whom Simplicity sells the Products. Simplicity shall tender to Advanced at the end of each month, a sales report in a mutually agreed upon format, which may be combined with a marketing report.

Section 1.07 Customer Service; Product Refunds; Unsalable Products. Simplicity will inspect all deliveries of Products within ten (10) days of delivery to identify incorrect order fulfillment and within twenty (20) days to identify any defects, including overage product, external damage to labels, and packages, and other defects. Advanced shall accept any Product which is returned by Customers, within thirty (30) days of receipt and shall replace (at no cost to Simplicity) or repurchase from Simplicity at a purchase price equal to the full purchase price initially paid by Simplicity to Advanced for such Product (a) any returned Products which are unsalable only as a result of defective production; and (b) any Products which are damaged or in otherwise an unsalable condition upon their delivery to Simplicity (including, without limitation, as a result of any damaged master shippers and cartons). Advanced will not reimburse Simplicity for any state, local or municipal excise tax stamps affixed to returned unsalable products, unless these products are deemed unsalable due to production defects. Product’s unsalable condition will be reviewed, determined and confirmed by Advanced, and any applicable refunds will be issued upon Advanced’ review and determination. Advanced is not liable for any damage incurred in shipment, nor for any damage caused by improper or inadequate handling, use, or storage of Products by Simplicity or its agents. THE LIMITED WARRANTY CONTAINED IN THIS SECTION CONSTITUTES SIMPLICITY’S SOLE AND EXCLUSIVE REMEDY. IT IS GIVEN IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS, OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE).

Section 1.08 Recall. In the event Advanced believes that it may be necessary to conduct a field correction, market withdrawal, stock recovery, or other similar action with respect to any Product (collectively defined as a “Recall”), Advanced, as manufacturer of the Products, shall have sole authority with respect to such Recall and the Parties shall work together to safely and effectively conduct such Recall as quickly and efficiently as possible. Simplicity shall provide Advanced with reasonable access to those customers of Simplicity affected by the Recall, to the extent practicable, and all information received or compiled by Simplicity from such customers or otherwise with respect to such Recall, except as otherwise prohibited by Law. Advanced shall be responsible for the costs and expenses of any Recall.

Section 1.09 Title and Risk; Delivery. Simplicity shall purchase the Products in its own name and for its own account from Advanced or in a Simplicity Affiliate’s name, as determined by Simplicity. Advanced shall deliver each shipment of Products to Simplicity’s warehouse or as directed by Simplicity. Title, possession, and risk of loss to the Products will pass to Simplicity upon their delivery at Advanced’ place of business to (i) a common carrier, or (ii) an agent or any other person specified by Simplicity acting on behalf of Simplicity.

Section 1.10 Annual Amendment. The Parties shall meet at least annually in the fourth calendar quarter of each year to review and discuss the Products and pricing as set forth on Exhibit A, provided that such review may also be completed at any other times as determined by the Parties. At such times, the Parties may, each in their sole discretion, agree to remove certain Products from Exhibit A, to add certain products to Exhibit A or to amend any other items as set forth on Exhibit A, provided that any such amendments shall not apply to any Products for which a Purchase Order (as defined below) has already been submitted to Advanced, even if not fulfilled at such time.

Section 1.11 Limited Cross-Licenses. Advanced hereby grants Simplicity a limited right and license to use the Brands, the name of Advanced and any other intellectual property of Advanced set forth at Exhibit D solely in connection with the distribution of the Products in accordance with the terms hereof. Simplicity hereby grants Advanced the limited right and license to use the marks and other intellectual property of Simplicity set forth at Exhibit D solely in connection with the distribution of the Products in accordance with the terms hereof.

(a)	Each Party shall promptly notify the other Party of any infringement of the other Party’s intellectual property rights in the Territory of which a Party becomes aware. Prosecution of infringement shall be at discretion and cost of the Party which owns the intellectual property, unless such infringement is caused by Simplicity, in which event the other provisions herein, including Article IV, shall control.

(b)	Advanced will act in good faith to maintain the value of the Brands’ and Products’ respective intellectual property rights.

(c)	Any damages received for an intellectual property violation shall be credited to the Party which owns the intellectual property and which prosecuted the action to recover damages. Each Party shall offer reasonable assistance in infringement procedures as well as in any other procedure to maintain and protect the intellectual property rights owned by a Party, including submission of proof of use.

(d)	Except for the rights and licenses granted by each Party-licensor under this Section to the other Party-licensee, this Agreement does not grant to a Party-licensee or any other Person any right, title or interest, by implication, estoppel, or otherwise. All intellectual property rights, titles and interests not specifically and expressly granted under this Section are hereby reserved by its respective Party-licensor.

(e)	Each Party shall promptly and reasonably follow the reasonable instructions regarding the proper use of the other Party’s intellectual property subject to limited license hereunder, including with respect to use of marking or labeling, fonts, colors, sizing, promotional placements or adjacencies, and other demands made by the owner of the intellectual property.

Section 1.12 Public Announcement. Both Parties agree that any public announcement relating to the transactions set forth herein will not be issued containing the name of the other Party without express written approval of such Party, unless otherwise required by applicable law. Advanced acknowledges that Simplicity is a publicly traded entity and has to release certain information for the purposes of compliance. Both Parties agree that prior to the release of any information concerning the other Party, the information will be sent to such Party for approval, unless otherwise prohibited by applicable law.

Section 1.13 Ownership; Confidentiality.

(a)	Advanced and Simplicity acknowledge and agree that all intellectual property rights relating to the Products, its packaging, manuals, catalogues, and other printed materials, including without limitation, and any promotional, advertising or collateral materials used in connection with the Distribution of the Products, and the goodwill pertaining thereto, are owned solely by Advanced and shall inure solely to the benefit of Advanced.

(b)	Simplicity will hold in strict confidence the Technical Information (defined in Section 5.18(g)) supplied to it by Advanced and will not use or divulge the same to any other person, firm or corporation without the prior written permission of Advanced, except as reasonably required to exercise its rights or perform its obligations under the Agreement or as required by applicable law. Simplicity shall, and shall cause its directors, officers and employees to, use their commercially reasonable efforts to maintain the confidentiality of the Technical Information as required in this Section and will exercise the same degree of care with respect thereto as Simplicity would normally exercise to keep its own proprietary information secret and confidential. The obligations of Simplicity pursuant to this Section will survive termination of this Agreement for any reason.

Section 1.14 Compliance with Law. Simplicity shall comply with all applicable United States federal, state and municipal Laws, rules, regulations, standards and orders (collectively, “Applicable Laws”) in connection with its distribution of the Products; provided, however, that Advanced shall be solely responsible for complying with all other Applicable Laws with regard to the composition, makeup, development, and manufacture of the Products, and Advanced shall be solely responsible for complying with all other Applicable Laws with regard to the supply, advertising and marketing of the Products undertaken by Advanced (including, without limitation, any labels affixed to the Products and the content of any advertising or marketing materials relating to the Products which are provided to Simplicity by Advanced), and Advanced’s license, distribution and sale of the Products to Persons other than Simplicity, and any indemnification obligation are addressed in Article IV below.

Section 1.15 Compliance with Laws and Regulatory Matters.

(a)	General Compliance. Each Party shall be responsible for obtaining and maintaining all governmental registration and approvals required for the completion of its obligations hereunder, at such Party’s own expense. The Parties shall also at all times comply with all Laws and follow all generally accepted industry standards in accordance with the all regulatory agencies, applicable to the sale and distribution of Products and to the operation of Parties business throughout the Territory, including without limitation federal, state and local anti-dumping and consumer protection laws. Parties shall procure all permits, licenses and insurance (including, without limitation, workers’ compensation or similar coverage) necessary or required by any governmental authority to perform its obligations under this Agreement. Each Party shall, upon request by the other Party, promptly provide to the other Party written evidence of each and all such compliance.

(b)	Regulatory Matters. Each of the Parties shall comply with all Applicable Law which are applicable to their respective operations, duties and obligations hereunder.

Section 1.16 Regulatory Assistance and Inquiry. Each Party agrees to cooperate, as reasonably requested by the other Party, to assist in obtaining all necessary regulatory approvals to the extent such assistance of the other Party is necessary. The Party requesting assistance shall bear the cost of the complying Party’s cooperation. Each Party shall promptly and in any event within fifteen (15) days after receipt of any notice of inquiry from any Governmental Authority, inform the other in writing of such formal or informal inquiry relating to any Product.

Article II. Term and Termination

Section 2.01 Term. Subject to earlier termination or extension as provided herein, the term of this Agreement shall commence upon the Effective Date and shall continue for a twenty-four (24) month period (the “Initial Term”). There shall be automatic (subject to the below) consecutive extensions of the term of this Agreement (each, a “Renewal Term” and, together with the Initial Term, the “Term”) of twelve (12) month duration for each Renewal Term. Subject to the terms and conditions herein, the Term shall automatically be renewed for each successive Renewal Term.

Section 2.02 Termination. This Agreement and the Term may be terminated:

(a)	At any time upon the mutual written agreement of the Parties;

(b)	by either Party upon thirty (30) days’ prior written notice to the other Party upon the material breach by the other Party of any of its covenants, agreements, representations or warranties set forth in this Agreement, unless such breach is cured within such thirty (30) day notice period; or

(c)	immediately by either Party upon written notice to the other Party, upon (i) the discontinuance, dissolution, liquidation and/or winding up of the other Party’s business or (ii) the making, by the other Party, of any general assignment or arrangement for the benefit of creditors; the filing by or against the other Party of a petition to have it adjudged bankrupt under bankruptcy or insolvency laws, unless such petition shall be dismissed or discharged within sixty (60) days; (iii) the appointment of a trustee or receiver to take possession of all or substantially all of such Party’s assets, where possession is not restored to the appropriate Party within thirty (30) days; or (iv) the attachment, execution or judicial seizure of all or substantially all of the other Party’s assets where attachment, execution or judicial seizure is not discharged within thirty (30) days; or

(d)	by either Party upon notice to the other Party at least sixty (60) days prior to the end of the Initial Term or a Renewal Term, of an intent not to extend the Term; or

(e)	by either Party for convenience, upon not less than ninety (90) days advance written notice to the other Party.

Section 2.03 Effect of Termination. Upon the expiration or earlier termination of this Agreement:

(a)	Subject to the provisions of Section 2.04, all rights and licenses granted by either Party to the other under this Agreement shall terminate. Upon termination, Simplicity will: (i) cease the sale of Products except as provided in Section 2.03(b) and (ii) return to Advanced any Technical Information in Simplicity’s possession or control or certify destruction of the same. For avoidance of doubt, each Party shall discontinue all use of the trademarks, tradenames and other intellectual property of the other Party, and each Party shall promptly tender payment to the other Party of any amount owed, as soon as due and payable, regardless of whether such date is after the expiration or termination of this Agreement.

(b)	In the event of a termination of this Agreement for any reason, Simplicity shall, following any such termination, continue to have a right to sell any Products then received and paid for by Simplicity.

Section 2.04 Exclusivity and Non-Circumvention.

(a)	Except as otherwise expressly provided herein, the rights and licenses granted under this Agreement are not exclusive to either Party. Subject to the terms and conditions herein, Advanced may utilize any other Advanced Affiliate to distribute any Products to any customer outside the Territory, and Simplicity may sell energy drinks and related products through any owned or franchised Simplicity retail outlet not listed on Exhibit B.

(b)	Simplicity agrees that, during the Term, Simplicity shall not, and shall use its commercially reasonable best efforts to cause any Simplicity Affiliate to not, (i) promote, advertise, stock, distribute or sell any energy drink, energy drink mix or shaker which is not a Product, in any retail outlet listed on Exhibit B, (ii) directly or indirectly, as a franchisor, owner, officer, director, employee or agent, sell, give or otherwise provide any products competing against the Products to any Person or Simplicity Customer or enter into any agreement with any Simplicity Customer or any Simplicity Affiliate with respect to the sale and purchase of any goods competing against the Products within a Simplicity retail outlet listed on Exhibit B, without the involvement of and approval of Advanced or in any manner that could reasonably be expected to reduce, or in any other manner avoid or interfere with, directly or indirectly, the profit amounts that would be received by Advanced upon any sales of any Products in the Territory to Customers; or (iv) utilize any Simplicity Affiliate to circumvent or attempt to circumvent the intent of this Agreement. Simplicity shall cause each Simplicity Affiliate to comply with the terms of this Section 2.04, and Simplicity shall be responsible for any breach of the terms and conditions hereunder by such Simplicity Affiliate. Any consent required pursuant to this paragraph of Section 2.04 may be given or withheld in the sole discretion of Advanced.

(c)	Advanced agrees that, during the Term, Advanced shall not, and shall use its commercially reasonable best efforts to cause any Advanced Affiliate to not, (i) offer, supply or sell energy drinks, energy drink mixes or shakers to any Person competing against Simplicity within the Territory; (ii) contact any Customer with respect to the Products without the prior notification to and approval of Simplicity; (iii) take any actions that would reasonably be expected to result in a sale of Products to a Customer to occur without the involvement or approval of Simplicity; (iii) directly or indirectly, as an owner, officer, director, employee or agent, sell, give or otherwise provide any Products to any Person or Simplicity Customer or enter into any agreement with any Simplicity Customer or any Advanced Affiliate with respect to the sale and purchase of any Products within the Territory, without the involvement of and approval of the Simplicity or in any manner that could reasonably be expected to reduce, or in any other manner avoid or interfere with, directly or indirectly, the profit amounts that would be received by Simplicity upon any sales of any Products in the Territory to Customers; or (iv) utilize any Advanced Affiliate to circumvent or attempt to circumvent the intent of this Agreement. Advanced shall cause each Advanced Affiliate to comply with the terms of this Section 2.04, and Advanced shall be responsible for any breach of the terms and conditions hereunder by such Advanced Affiliate. Any consent required pursuant to this paragraph of Section 2.04 may be given or withheld in the sole discretion of Simplicity.

Article III. Representations and Warranties

Section 3.01 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that the representing party:

(a)	is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and it has the complete right, power and authority to enter into this Agreement and the ability, power, and authority to perform all of its obligations hereunder, and

(b)	this Agreement constitutes a valid and legally binding obligation of such representing Party, enforceable against such Party in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; and

(c)	no consent or approval is required by any Person for the Party to enter into this Agreement or to exercise the rights granted hereunder, and the execution, delivery and performance by the Party of this Agreement and the consummation of the transactions contemplated herein do not and will not:

(i)	conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Party; or

(ii)	conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to such Party.

Section 3.02 Representations and Warranties of Simplicity. Simplicity represents and warrants to Advanced that:

(a)	there are no pending or threatened actions, suits or claims against Simplicity or any of its Affiliates that would impair Simplicity’s ability to enter into this Agreement;

(b)	Simplicity is now in compliance in all material respects with all Applicable Laws relating to its business; and

(c)	Simplicity possesses and shall maintain in full force and effect at all times during the term of this Agreement all licenses, permits and similar authorizations required for the performance of its obligations hereunder.

Section 3.03 Representations and Warranties of Advanced. Advanced represents and warrants to Simplicity the following:

(a)	there are no pending or threatened actions, suits or claims against Advanced or any of Advanced Affiliates (i) relating to the Products or (ii) that would impair Advanced’s ability to enter into this Agreement;

(b)	Advanced has not entered into any oral or written contract or negotiations with any third Parties which would impair the rights granted to Simplicity under this Agreement, or limit the effectiveness of this Agreement, nor is it aware of any claims or actions which may limit or impair any of the rights granted to Simplicity hereunder;

(c)	other than as specifically referenced herein, all intellectual property rights, materials and work product relating to the Products are owned by or licensed to Advanced and, to Advanced’s knowledge and belief, do not infringe or violate any copyrights, trademarks, trade secrets, patents or other proprietary rights of any kind belonging to any third party or violate any right of privacy, right to publicity, misappropriate anyone’s name or likeness or constitute defamatory, patently obscene or illegal material;

(d)	Advanced is now in compliance in all material respects with all Applicable Laws relating to its business and the development, manufacturing, advertising, marketing, sale and distribution of the Products into the Territory;

(e)	Advanced shall use its best efforts in filling orders submitted by or through Simplicity in a reasonable and timely fashion. Advanced shall immediately notify Simplicity of any known or anticipated delays in filling new or previously entered orders and the estimated duration of any delays, so that Simplicity may fairly represent this information to existing or potential customers.

(f)	The Products sold to Simplicity by Advanced hereunder will be free and clear of any liens or encumbrances created by Advanced.

Article IV. Indemnification

Section 4.01 Indemnification by Advanced. Advanced shall indemnify, defend and hold Simplicity and its Affiliates, and its and their respective shareholders, members, managers, directors, officers, agents, employees, and representatives, as the case may be (collectively, “Representatives”), harmless from and against any and all actual damages, fines, fees, penalties, liabilities, claims, losses, demands, suits, judgments, awards, settlements, actions, obligations, costs and expenses (including reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other Actions (as defined below) or of any default or assessment (collectively, “Losses”) that are caused by or shall arise out of any of the following: (i) any product liability claims or claims for property damage, personal injury or death arising from or relating to any use of the Products; (ii) any actions by Persons claiming ownership or other rights in the Products or the intellectual property rights relating thereto other than to the extent caused by the actions of Simplicity; (iii) any actual or alleged infringement by the Products or any intellectual property rights relating thereto, or any advertising materials with respect thereto, in each case to the extent provided by Advanced, of any intellectual property rights of any third parties or misappropriation of any trade secrets of any third parties; (iv) Advanced’s breach of any representations, warranties, covenants or agreements contained in this Agreement, unless the Loss arises from the gross negligence of Simplicity or any of its Representatives; (v) any claims or actions arising out of the failure by Advanced to comply with any Applicable Laws relating to the development, manufacturing, advertising, marketing, labeling, distribution or sale of the Products (except as otherwise subject to indemnification by Simplicity in accordance with Section 4.02), (vi) any class actions or governmental or regulatory investigations, inquiries, or actions relating to Advanced’s business or the Products; or (v) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with Advanced (or any Person acting on its behalf) in connection with any transactions contemplated herein.

Section 4.02 Indemnification by Simplicity. Simplicity shall indemnify, defend and hold Advanced and its Affiliates and its and their Representatives harmless from and against any and all Losses that are caused by or shall arise out of (i) any claims or actions arising out of the failure by Simplicity or its Representatives to comply with its obligations hereunder with respect to any Applicable Laws relating to Simplicity’s distribution of the Products in the Territory (except to the extent any such Losses are caused by or relate to the Products or any materials provided or made available by Advanced or its contractors and agents to Simplicity); or (ii) Simplicity’s breach of any representations, warranties, covenants or agreements contained in this Agreement, unless the Loss arises from the gross negligence of Advanced or any of its Representatives, or (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with Simplicity (or any Person acting on its behalf) in connection with any transactions contemplated herein.

Section 4.03 Procedures for Indemnification; Defense.

(a)	Definition. The Person entitled to indemnification under this Article IV is referred to as the “Indemnified Party” and the Party obligated to provide indemnification under this Article IV is referred to as the Indemnifying Party”.

(b)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for taxes or otherwise (each, an “Action”) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third- Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 4.03(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(c)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 4.03(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 4.03(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 4.04 Periodic Payments. Any indemnification required by this Article IV for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IV, the Indemnifying Party shall satisfy its indemnification obligations within thirty (30) calendar days of such agreement or adjudication.

Section 4.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 4.06 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 4.07 Limitation on Damages. To the fullest extent permitted by Law and notwithstanding anything to the contrary herein, in no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the transactions contemplated herein for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Article V. Miscellaneous

Section 5.01 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement, other than the obligation to make money payments, when such failure or delay is due to a Force Majeure Event (as defined below), and without the fault or negligence of the Party so failing or delaying. The Party whose performance is affected by a Force Majeure Event (the “Affected Party”) shall give prompt notice to the other Party stating the details and expected duration of the event. Once said notice is given, the Parties shall keep each other appraised of the situation until the Force Majeure Event terminates or this Agreement is terminated, whichever occurs first. If the performance of the Affected Party does not resume within ninety (90) days of the occurrence of a Force Majeure Event, the other Party shall have the right to terminate this Agreement without penalty. “Force Majeure Event” shall mean any event beyond the reasonable control of the Party affected by such circumstance, including, but not limited to, an act of God, delay or loss in transportation, fire, flood, earthquake, storm, plague, war, terrorism, riot, revolt, act of public enemy, embargo, explosion, civil commotion, strike, labor dispute, loss or shortage of power, impossibility of obtaining or shortage in supply of raw materials or finished Product, or any adverse determination with respect to any law, rule, regulation, or order, or any other action by any third party, public authority, or regulatory body that prohibits or materially impairs either Party from performing its obligations under this Agreement, provided that the Parties acknowledge and agree that they are entering into this Agreement during the COVID-19/coronoavirus pandemic and have considered the effects thereof, and such pandemic shall not constitute a “Force Majeure Event”.

Section 5.02 Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered seven (7) days after mailing, if properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to Simplicity:

Simplicity Esports and Gaming Inc.

Attn: Roman Franklin

7000 W Palmetto Park Rd, Suite 505

Boca Raton, FL 33433

Email: roman@simplicityesports.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Michael R. Geroe

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: mgeroe@anthonypllc.com

If to Advanced, to:

ADVANCED

Attn: Peter Nguyencong

15621 Pennsylvania Ave

Prior Lake, MN 55372

Email:Peter@advanced.gg

Section 5.03 Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the Parties, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein or therein contained.

Section 5.04 Survival. The provisions of Section 1.13(b), Section 2.04, Article IV and Article V of this Agreement, and such additional provisions as required to give effect thereto and which is stated elsewhere in this Agreement to survive termination, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

Section 5.05 Binding Effect; Assignment. This Agreement shall be binding upon the Parties, their heirs, administrators, successors and assigns. Except as otherwise provided in this Agreement, neither Party may otherwise assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment or delegation of duties in violation of this provision shall be null and void.

Section 5.06 Amendment. Other than as specifically set forth herein, no amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

Section 5.07 Further Assurances. Following the Effective Date and until the earlier termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated herein.

Section 5.08 No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

Section 5.09 Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

Section 5.10 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

Section 5.11 Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the laws of the State of Florida as applied to agreements performed wholly within the State of Florida.

Section 5.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5.13 Enforcement of the Agreement; Jurisdiction; No Jury Trial.

(a)	Subject to Section 5.12 and Section 5.14, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment or arbitral award or resolution in respect of this Agreement, shall be brought and determined exclusively in the courts of the State of Florida located in Orlando, Florida or in the event (but only in the event) that such courts do not have subject matter jurisdiction over such action or proceeding, in the United States District Court sitting in Miami, Florida (the “Selected Courts”). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Selected Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Selected Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Selected Courts for any reason other than the failure to serve in accordance with this Section 5.13; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by the Selected Courts.

(b)	EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 5.14 Arbitration. Other than as set forth in Section 5.12, any controversy, claim or dispute arising out of or relating to this Agreement shall be resolved by arbitration in [Miami, Florida] pursuant to then-prevailing rules of the American Arbitration Association (the “AAA”). Either Party may serve a demand for arbitration upon the other Party, which shall reasonably describe the complaining Party’s grievance, and which shall propose a list of at least three arbitrators. The arbitration shall be conducted by a single arbitrator, who shall be a retired judge or an attorney with no less than ten years of experience in resolving commercial disputes. If the parties cannot agree upon the arbitrator within ten (10) days of the receipt of the original demand for arbitration, the AAA shall select an appropriate arbitrator from its roster of available and qualifying arbitrators. The arbitrator shall be bound to follow the applicable Agreement provisions in adjudicating the dispute. It is agreed by both Parties that the arbitrator’s decision is final, and that no Party may take any action, judicial or administrative, to overturn such decision. The judgment rendered by the arbitrator may be entered in the Selected Courts. Each Party will pay its own expenses of arbitration and the expenses of the arbitrator will be equally shared provided that, if in the opinion of the arbitrator any claim, defense, or argument raised in the arbitration was unreasonable, the arbitrator may assess all or part of the expenses of the other Party (including reasonable attorneys’ fees) and of the arbitrator, as the arbitrator deems appropriate. The arbitrator may not award either Party punitive or consequential damages. The arbitrator shall issue a determination of facts and conclusions of law in support of the arbitrator’s final opinion, which shall not exceed ten (10) pages.

Section 5.15 Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

Section 5.16 Severability; Expenses. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement.

Section 5.17 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement other than as specifically set forth herein, including, without limitation, in Article IV.

Section 5.18 Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

(b)	“Affiliate” means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c)	“Customer” means a customer who purchases Product in the Territory through any means of sales by Simplicity which is not prohibited under this Agreement, including, without limitation, sales through PLAYLive retail outlets and sales through the Internet or other electronic means maintained by Simplicity or one of it’s Affiliates or Representatives, as those terms are defined herein.

(d)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(e)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(f)	“Law” or “Laws” shall mean all present and future laws, as amended from time to time, including, without limitation, any rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, binding restrictions, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all Governmental Authorities, and all rules, regulations, and government orders with respect thereto.

(g)	“Person” means, any individual, corporation, partnership, limited liability company, trust, estate, or other entity, unincorporated organization or government, or other agency or political subdivision thereof.

(h)	“Technical Information” means and includes all know-how, designs, drawings, specifications, catalogs, data sheets and all information, whether or not reduced to writing, relating to the manufacture and sale of the Products, as well as any other proprietary information relating to the business of Advanced which may be divulged to Simplicity in the course of its performance of this Agreement and which is not generally known in the trade.

(i)	“Territory” means the fifty (50) mile radius around each Simplicity PLAYLive retail outlet, whether owed directly by Simplicity or through a Simplicity franchisee or other Affiliate, which is an authorized distributor under this Agreement, as reflected on Exhibit B, which may be updated from time to time by Simplicity.

Section 5.19 Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any Party which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

For Simplicity Esports and Gaming Inc., a DE corp:

By:	/s/ Roman Franklin
Name:	Roman Franklin
Title:	CEO

For Advanced LLC, a Minnesota LLC

By:	/s/ Peter Nguyencong
Name:	Peter Nguyencong
Title:	CEO

EXHIBIT A

Products, Pricing Structure, USD

Product	MSRP	Advanced Distributor Price
Ready-to-drink can format of Energy	TBD upon development of product	TBD upon development of product
Simplicity branded Focus flavor	TBD upon development of product	TBD upon development of product
Simplicity branded plastic shaker	TBD upon development of product	TBD upon development of product
Simplicity branded Ice Shaker	TBD upon development of product	TBD upon development of product
Focus Jar 4.59 oz	44.99	22.50
Energy Jar 4.59 oz	34.99	17.50
Focus Sachet Packet .25 oz	2.50	1.25
ADVANCED Ice Shaker	39.99	25.99
ADVANCED Shaker (Plastic Regular)	10.99	7.14
ADVANCED Shaker (Plastic Stretch)	12.99	8.44

EXHIBIT B

Participating PLAYLive Distributors

Location Name and Address		Active Date

1.	Brea Mall - 1065 Brea Mall, Ste 1121A, Brea CA 92821	Effective Date
2.	Clackamas Town Center - 12000 SE 82nd Avenue, Ste L209, Happy Valley OR 97086	Effective Date
3.	Columbia Center - 1321 N Columbia Center Blvd., Ste 303, Kennewick WA 99336	Effective Date
4.	Deerbrook - 20131 US-59, Humble TX 77338	Effective Date
5.	Simplicity DeLand - 1697 N. Woodland Blvd., Ste 109D, DeLand FL 32720	Effective Date
6.	Fort Bliss - 617 Pleasonton Road, Ste G-127, Fort Bliss TX 79906	Effective Date
7.	Redmond - 7330 164th Ave NE, Ste E252, Redmond WA 98052	Effective Date
8.	Salinas - 376 Northridge Mall Salinas, CA 93906	Effective Date
9.	Santa Rosa - 1032 Santa Rosa Plaza, Santa Rosa CA 95401	Effective Date
10.	St Louis - 1155 Galleria St., Ste 2125, Saint Louis MO 63117	Effective Date
11.	Stonebriar - 2601 Preston Rd., Ste 2062, Frisco’s TX 75034	Effective Date
12.	Tracy - 3200 Naglee Rd., Ste 220, Tracy CA 95304	Effective Date
13.	Tyrone - 6901 22nd Ave N, Ste 666, St. Petersburg FL 33710	Effective Date
14.	University House - 581 North Commonwealth Ave., Fullerton CA 92831	Effective Date
15.	Valley Mall - 2529 Main Street, Ste 107, Union Gap WA 98903	Effective Date
16.	Vancouver - 8700 N.E. Vancouver Mall Dr., Ste 278, Vancouver WA 98662	Effective Date
17.	West Park - 1595 Grand Ave., Ste 225, Billings MT 59102	Effective Date

Additional Franchise PLAYLive Distributors

Location Name and Address

18.	Capital Mall - 625 Black Lake Blvd SW, Olympia, WA 98502
19.	North Point Mall - 1000 North Point Cir, Alpharetta, GA 30022
20.	Brandon Town Center - 459 Brandon Town Center Dr, Brandon, FL 33511
21.	SouthPark Mall - 500 Southpark Center, Strongsville, OH 44136
22.	South Hill Mall - 3500 S Meridian Unit 494, Puyallup, WA 98373
23.	Valley Fair Mall - 2855 Stevens Creek Blvd, Santa Clara, CA 95050
24.	Westfield Annapolis Mall - 2002 Annapolis Mall, Annapolis, MD 21401
25.	Chandler Mall - 3111 W Chandler Blvd, Chandler, AZ 85226
26.	Arrowhead Mall - 7700 W Arrowhead Towne Center, Glendale, AZ 85308
27.	Vintage Fair Mall - 3401 Dale Rd Suite 483, Modesto, CA 95356
28.	Firewheel Mall - 245 Cedar Sage Dr, Garland, TX 75040
29.	Columbiana Station - 1187 Bower Pkwy, Columbia, SC 29212

EXHIBIT C

Simplicity Bank Deposit Advice

US Bank ABA# 091-000-022

A/C # 1602-3009-7208 RBC Capital Markets

Further Credit the Account of:

Client Name: Simplicity Esports and Gaming Company

Client Account # 817-03293

Address for US Bank:	800 Nicollet Avenue
Minneapolis, MN 55402
1-888-799-4737

EXHIBIT D

Intellectual Property

A.	Trademarks and service marks owned by Advanced subject to limited license for use by Simplicity:

a.

b.

c.

B.	Trademarks and service marks owned by Simplicity subject to limited license for use by Advanced:

a.

b.

c.